As filed with the Securities and Exchange Commission on June 21, 2024

Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEW YORK COMMUNITY BANCORP, INC.

(Exact name of registrant as specified in its charter)

Delaware	06-1377322
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

102 Duffy Avenue, Hicksville, New York	11801
(Address of Principal Executive Offices)	(Zip Code)

New York Community Bancorp, Inc. 2020 Omnibus Incentive Plan, as amended

(Full title of the plan)

Joseph M. Otting

President and Chief Executive Officer

102 Duffy Avenue

Hicksville, New York 11801

(Name and address of agent for service)

(516) 683-4100

(Telephone number, including area code, of agent for service)

Copies To:

Bao Nguyen

Senior Executive Vice President, General Counsel and

Chief of Staff

102 Duffy Avenue

Hicksville, New York 11801

(516) 683-4100

Edgar J. Lewandowski

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

(212) 455-2000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement is being filed on Form S-8 by the registrant, New York Community Bancorp, Inc. (the “Company”), for the purpose of registering 53,300,000 additional shares of common stock, par value $0.01 per share of the Company (“Common Stock”), to be issued under the New York Community Bancorp, Inc. 2020 Omnibus Incentive Plan, as amended (the “Plan”). On June 1, 2023 and June 5, 2024, pursuant to amendments to the Plan, the number of shares of Common Stock reserved and available for issuance under the Plan increased by 17,500,000 shares and 35,800,000 shares, respectively.

The contents of the previous Registration Statement on Form S-8 filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 5, 2020 (File No. 333-241023) are hereby incorporated by reference into this Registration Statement and made a part hereof in accordance with General Instruction E of Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of this Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Plan covered by this Registration Statement as specified by Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed with the SEC by the Company are incorporated by reference in this Registration Statement:

(a)

The Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March  14, 2024 and as amended by the Form 10-K/A filed with the SEC on March 15, 2024 (as amended, the “Annual Report”);

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 10, 2024;

(c)

The Definitive Proxy Statement on Schedule 14A for the Company’s 2024 annual meeting of shareholders, filed with the SEC on April 26, 2024 (solely those portions that were incorporated by reference into the Annual Report);

(d)

The Company’s Current Reports on Form 8-K filed with the SEC on (i) January  31, 2024 (only with respect to Item 8.01), and as amended on January 31, 2024 (only with respect to Item 8.01) and February  29, 2024 (only with respect to Item 2.06), (ii) February  13, 2024, (iii) February  29, 2024 (only with respect to Item 5.02), (iv) March  7, 2024 (only with respect to Item 8.01), (v) March  8, 2024, (vi) March  14, 2024 (only with respect to Items 1.01, 3.02, 5.02, and 5.03), (vii) March  20, 2024, and as amended on June  13, 2024 (viii) April  18, 2024 (only with respect to Item 5.02), (ix) April  26, 2024 (only with respect to Item 5.02), (x) May  16, 2024, (xi) June 4, 2024 and (xii)  June 10, 2024 (except in all cases for the information in such Current Reports on Form 8-K that has been furnished rather than filed in accordance with SEC rules); and

(e)

The description of the Company’s common stock set forth in the applicable Registration Statement on Form 8-A filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed with the SEC for the purpose of updating such description.

In addition, all documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than those documents or portions of those documents that may be “furnished” and not filed with the SEC), subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) permits, under certain circumstances, the indemnification of any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving in a similar capacity for another enterprise at the request of the corporation if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceedings, had no reasonable cause to believe that his or her conduct was unlawful. To the extent that a present or former director or officer of the corporation has been successful in defending any such proceeding, the DGCL provides that such person shall be indemnified against expenses (including attorneys’ fees), actually and reasonably incurred by such person in connection therewith. With respect to a proceeding by or in the right of the corporation, such person may be indemnified against expenses (including attorneys’ fees), actually and reasonably incurred, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation. The DGCL provides, however, that indemnification shall not be permitted in such a proceeding if such person is adjudged liable to the corporation unless, and only to the extent that, the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court deems proper. Except with respect to mandatory indemnification of expenses to successful defendants as described above or pursuant to a court order, the indemnification described in this paragraph may be made only upon a determination in each specific case (1) by majority vote of the directors that are not parties to the proceeding, even though less than a quorum, (2) by a committee of the directors that are not a party to the proceeding who have been appointed by a majority vote of directors who are not party to the proceeding, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders. The DGCL permits a corporation to advance expenses incurred by a proposed indemnitee in advance of final disposition of the proceeding, provided that the indemnitee undertakes to repay such advanced expenses if it is ultimately determined that he or she is not entitled to indemnification. Also, a corporation may purchase insurance on behalf of an indemnitee against any liability asserted against him or her in his or her designated capacity, whether or not the corporation itself would be empowered to indemnify him or her against such liability.

The Company has adopted provisions in its Amended and Restated Certificate of Incorporation that provide for indemnification of its officers and directors to the maximum extent permitted under the DGCL, provided that, except for proceedings to enforce rights to indemnification, the Company will indemnify an indemnitee in connection with a proceeding initiated by that person only if the proceeding was authorized by the board of directors. As authorized by the DGCL, under the Company’s Amended and Restated Certificate of Incorporation, no director shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under DGCL Section 174 (concerning unlawful distributions to stockholders), or (4) for any transaction from which the director derived an improper personal benefit. The Company’s Amended and Restated Certificate of Incorporation further provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. The Company has purchased an insurance policy that purports to insure the officers and directors of the Company against certain liabilities incurred by them in the discharge of their functions as such officers and directors.

The foregoing is only a general summary of certain aspects of Delaware law and the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those Sections of the DGCL referenced above and the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

For the list of exhibits, see the Exhibit Index to this Registration Statement, which is incorporated herein by reference.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation(1)

4.2	Certificates of Amendment of Amended and Restated Certificate of Incorporation(2)

4.3	Certificate of Amendment of Amended and Restated Certificate of Incorporation(3)

4.4	Amendment, dated June 7, 2024, to the Amended and Restated Certificate of Incorporation (4)

4.5	Certificate of Designations for Series A Preferred Stock(5)

4.6	Certificate of Designations for Series B Noncumulative Convertible Preferred Stock(6)

4.7	Certificate of Designations for Series C Noncumulative Convertible Preferred Stock(7)

4.8	Certificate of Designations for Series D Non-Voting, Common-Equivalent Preferred Stock(8)

4.9	Form of Issued Warrant to Purchase Shares of Series D Non-Voting, Common-Equivalent Preferred Stock(9)

4.10	Amended and Restated Bylaws(10)

4.11	Form of Common Stock Certificate(11)

4.12	New York Community Bancorp, Inc. 2020 Omnibus Incentive Plan, as amended(12)

5.1	Opinion of Simpson Thacher & Bartlett LLP*

23.1	Consent of KPMG LLP*

23.2	Consent of KPMG LLP with respect to the Audited Statement of Assets Acquired and Liabilities Assumed of Signature Bridge Bank at March 20, 2023 by Flagstar Bank, N.A.*

23.3	Consent of Simpson Thacher & Bartlett LLP (included in the opinion filed as Exhibit 5.1 and incorporated herein by reference)*

24.1	Power of Attorney (included on the signature page)*

107	Filing Fee Table*

*	Filed herewith.

(1)

Incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001 (File No. 0-22278), as filed with the Securities and Exchange Commission on May 11, 2001.

(2)

Incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 1-31565), as filed with the Securities and Exchange Commission on March 15, 2004.

(3)	Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 27, 2016 (File No. 1-31565).
(4)	Incorporated herein by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 10, 2024 (File No. 1-31565).
(5)	Incorporated herein by reference to Exhibit 3.4 of the Company’s Registration Statement on Form 8-A (File No. 1-31565), as filed with the Securities and Exchange Commission on March 16, 2017.

(6)	Incorporated herein by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 14, 2024 (File No. 1-31565).
(7)	Incorporated herein by reference to Exhibit 3.3 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 14, 2024 (File No. 1-31565).
(8)	Incorporated herein by reference to Exhibit 3.4 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 14, 2024 (File No. 1-31565).
(9)	Incorporated herein by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 14, 2024 (File No. 1-31565).
(10)	Incorporated herein by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 1, 2022 (File No. 1-31565).
(11)	Incorporated by reference to Exhibit 4.1 of the Company’s Form 10-Q (File No. 1-31565), as filed with the Securities and Exchange Commission on November 9, 2017.
(12)	Incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 10, 2024 (File No. 1-31565).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hicksville, State of New York, on this 21st day of June, 2024.

NEW YORK COMMUNITY BANCORP, INC.

By:	/s/ Joseph M. Otting
Joseph M. Otting
President and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

We, the undersigned directors and officers of New York Community Bancorp, Inc. hereby severally constitute and appoint Joseph M. Otting, Craig Gifford and Bao Nguyen as the true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments to the Form S-8 registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully, and to all intents and purposes, as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on this 21st day of June, 2024.

/s/ Joseph M. Otting Joseph M. Otting	President, Chief Executive Officer and Executive Chairman (Principal Executive Officer)

/s/ Craig Gifford
Craig Gifford	Senior Executive Vice President and Chief Accounting Officer (Principal Financial Officer)

/s/ Bryan L. Marx
Bryan L. Marx	Executive Vice President and Chief Accounting Officer (Principal Accounting Officer)

/s/ Milton Berlinski
Milton Berlinski	Director

/s/ Alessandro P. DiNello
Alessandro P. DiNello	Director

/s/ Alan Frank
Alan Frank	Director

/s/ Marshall J. Lux
Marshall J. Lux	Director

/s/ Steven T. Mnuchin
Steven T. Mnuchin	Director

/s/ Allen C. Puwalski
Allen C. Puwalski	Director

/s/ Peter H. Schoels Peter H. Schoels	Director

/s/ Jennifer R. Whip
Jennifer R. Whip	Director